UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 2, 2006

CONSTELLATION BRANDS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-08495	16-0716709
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

370 Woodcliff Drive, Suite 300, Fairport, New York	14450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 218-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 2, 2006, Constellation Brands, Inc. (“Constellation”) and Constellation Canada Holdings Limited, a wholly-owned subsidiary of Constellation (“Constellation Canada”), entered into an Arrangement Agreement (the “Arrangement Agreement”) with Vincor International Inc. (“Vincor”) pursuant to which Vincor has agreed to submit to its shareholders a statutory plan of arrangement (the “Arrangement”) under the Canada Business Corporations Act pursuant to which Constellation Canada would acquire all outstanding common shares (other than those directly or indirectly owned by Constellation and its affiliates), and common shares that may become outstanding upon the exercise of options and other rights to purchase common shares, of Vincor for Cdn$36.50 per common share in cash, and would assume Vincor’s outstanding debt on the terms set out in the Arrangement. Under the Arrangement Agreement, Vincor, Constellation and Constellation Canada will use their commercially reasonable efforts to cause the Arrangement to be successful. Based on the total number of common shares, and securities exchangeable for or convertible into common shares, outstanding on April 3, 2006 and assuming the exercise in full of all such exchangeable and convertible securities prior to the effective time of the Arrangement, the total consideration payable by Constellation Canada for the common shares of Vincor is expected to be approximately Cdn$1.27 billion (U.S. $1.09 billion). In addition, approximately Cdn$250 million (U.S. $220 million) of Vincor’s net debt will be assumed. Constellation has received a commitment for an all-debt financing that would be sufficient to complete the Arrangement. Vincor has agreed to use commercially reasonable efforts to convene and hold a shareholders meeting to consider the Arrangement on June 1, 2006.

The Arrangement Agreement contains customary representations, warranties and covenants for a transaction of this type. The representations and warranties contained in the Arrangement Agreement are made by the parties solely for the benefit of each other and should not be relied upon by any other person. The obligation of Constellation to consummate the Arrangement is subject to the satisfaction or waiver of certain conditions, including certain regulatory approvals having been obtained, the receipt of the affirmative vote of at least 66 2/3% of the votes cast by Vincor shareholders present in person or by proxy at the shareholders meeting to consider the Arrangement, the receipt of a court order approving the Arrangement, and shareholders representing in excess of 20% of Vincor’s outstanding common shares not having exercised dissent or similar rights in connection with the Arrangement. Under the Arrangement Agreement, Vincor has agreed not to take certain steps in respect of negotiations with other parties, except in respect of certain unsolicited superior proposals.

The Arrangement Agreement contains termination rights for both Constellation and Vincor. Upon termination under certain specified conditions, Vincor will be required to pay Constellation a termination fee of Cdn$33.6 million.

The foregoing description of the Arrangement Agreement and the Arrangement does not purport to be complete and is qualified in its entirety by reference to the Arrangement Agreement, which is attached hereto as Exhibit 99.1.

Item 7.01. Regulation FD Disclosure.

On April 3, 2006, Constellation issued a press release, a copy of which is furnished herewith as Exhibit 99.2 and is incorporated herein by reference, announcing the offer to acquire all of the outstanding common shares of Vincor.

The information in the press release attached as Exhibit 99.2 is incorporated by reference into this Item 7.01 in satisfaction of the public disclosure requirements of Regulation FD. This information is “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Securities Exchange Act of 1934, or the Securities Act of 1933, if and to the extent such subsequent filing specifically references the information incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	The following exhibits are furnished or filed as part of this Form 8-K:

Exhibit No.	Document Designation
99.1	Arrangement Agreement dated April 2, 2006 by and among Constellation Brands, Inc., Constellation Canada Holdings Limited, and Vincor International Inc.

99.2	Press Release dated April 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2006	CONSTELLATION BRANDS, INC.

	By:	/s/ Thomas S. Summer
	Name:	Thomas S. Summer
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Designation
99.1	Arrangement Agreement dated April 2, 2006 by and among Constellation Brands, Inc., Constellation Canada Holdings Limited, and Vincor International Inc.

99.2	Press Release dated April 3, 2006.